Exhibit 99.

FOR IMMEDIATE RELEASE

JEFFERIES RAISES €500 MILLION OF SENIOR LONG TERM DEBT CAPITAL

NEW YORK and LONDON, May 13, 2014 — Jefferies Group LLC announced today that it raised a total of €500 million in the company’s inaugural Euro-denominated debt offering via an unsecured, senior note with a 2.375% coupon maturing in May 2020. The 2.375% note was priced to yield 2.421% at a spread of 140 basis points over 6-year mid-swaps. The offering will serve to further diversify Jefferies’ investor base and help expand Jefferies’ franchise in Europe. Jefferies’ senior unsecured debt securities are rated Baa3/BBB/BBB- (Moody’s/Standard & Poor’s/Fitch). The expected closing date is May 20, 2014.

This press release does not constitute an offer to sell or a solicitation of an offer to buy these securities, nor does it constitute an offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale is unlawful. Securities referred to herein will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Such securities will not be offered or sold, directly or indirectly, within the United States or to United States persons (within the meaning of Regulation S under the Securities Act).

Jefferies, the global investment banking firm focused on serving clients for over 50 years, is a leader in providing insight, expertise and execution to investors, companies and governments. The firm provides a full range of investment banking, sales, trading, research and strategy across the spectrum of equities, fixed income, foreign exchange, futures and commodities, as well as wealth management, in the Americas, Europe and Asia. Jefferies Group LLC is a wholly-owned subsidiary of Leucadia National Corporation (NYSE: LUK), a diversified holding company.

For further information, please contact:

Peregrine C. Broadbent

Chief Financial Officer

Jefferies Group LLC

(212) 284-2338